Exhibit 99.1

October 20, 2021	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, (417) 895-5242

kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Preliminary Third Quarter Earnings of

$1.49 Per Diluted Common Share

Preliminary Financial Results and Other Matters for the Quarter and Nine Months Ended September 30, 2021:

•	CECL Adoption: As previously disclosed, effective January 1, 2021, Great Southern Bancorp, Inc. (the Company) adopted the Current Expected Credit Loss (CECL) accounting standard. The Company’s financial statements for periods prior to January 1, 2021, were prepared under the incurred loss accounting standard. The adoption of the CECL accounting standard during the first quarter of 2021 required us to recognize a one-time cumulative adjustment to our allowance for credit losses and a liability for potential losses related to the unfunded portion of our loans and commitments in order to fully transition from the incurred loss model to the CECL model.
•	Significant Income and Expense Items: During the three months ended September 30, 2021, the Company recorded interest income of $1.6 million related to net deferred fee income accretion on Paycheck Protection Program (PPP) loans. Net fees are accreted over the loan term with remaining deferred fees recorded in interest income when the loans pay off by the borrower or by the Small Business Administration (SBA) when they are forgiven. During the first and second quarter of 2021, almost all of the remaining loans from the original round of PPP were repaid by the SBA in accordance with the borrower forgiveness terms of the PPP. We expect more PPP loans from the most recent round of PPP will repay in full during the fourth quarter of 2021. At September 30, 2021, remaining net deferred fees related to PPP loans totaled $2.1 million. In addition, for the three months ended September 30, 2021, based upon the Company’s assumptions, estimates and CECL credit loss methodology, the Company recorded a negative provision for credit losses of $3.0 million related to its outstanding loans. This negative provision was mainly the result of declining outstanding loan balances, continued low levels of net charge-offs and an improving economic outlook. The Company also recorded a provision expense for unfunded commitments of $643,000. The after-tax effect of these net credit provision items on earnings was $0.13 per diluted share.
•	Total Loans: Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $210.0 million, or 4.1%, from December 31, 2020, to September 30, 2021. This decrease was primarily in other residential (multi-family) loans, commercial business loans, commercial real estate loans and consumer auto loans. This decrease was partially offset by increases in construction loans and single family real estate loans. The FDIC-assisted acquired loan portfolios decreased $19.1 million during the nine months ended September 30, 2021. Outstanding net loan receivable balances decreased $271.1 million, from $4.30 billion at December 31, 2020 to $4.03 billion at September 30, 2021.
•	Asset Quality: Non-performing assets and potential problem loans, including those acquired in FDIC-assisted transactions, totaled $11.7 million at September 30, 2021, a decrease of $1.6 million from $13.3 million at June 30, 2021 and a decrease of $2.3 million from $14.0 million at December 31, 2020. At September 30, 2021, non-performing assets, including those acquired in FDIC-assisted transactions, were $7.9 million (0.15% of total assets), a decrease of $636,000 from $8.6 million (0.15% of total assets) at June 30, 2021 and a decrease of $171,000 from $8.1 million (0.14% of total assets) at December 31, 2020. Excluding FDIC-assisted acquired assets, non-performing assets and potential problem loans totaled $8.0 million (0.15% of total assets) at September 30, 2021, and non-performing assets were $5.2 million (0.10% of total assets).
•	Net Interest Income: Net interest income for the third quarter of 2021 increased $755,000 (or approximately 1.7%) to $44.9 million compared to $44.2 million for the third quarter of 2020. Net interest income was $44.7 million for the second quarter of 2021. Net interest margin was 3.36% for each of the quarters ended September 30, 2021 and September 30, 2020. The positive impact on net interest margin from the additional yield accretion on acquired loan pools that was recorded during the periods was two and nine basis points for the quarters ended September 30, 2021 and September 30, 2020, respectively. Core net interest margin, which excludes the impact of the yield accretion, was 3.34% and 3.27% for the three months ended September 30, 2021 and 2020, respectively. For further discussion of the additional yield accretion of the discount on acquired loan pools, see “Net Interest Income.”

•	Capital: The capital position of the Company continues to be strong, significantly exceeding the thresholds established by regulators. On a preliminary basis, as of September 30, 2021, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 13.4%, Tier 1 Capital Ratio was 14.0%, and Total Capital Ratio was 16.9%.

Springfield, Mo. – Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported that preliminary earnings for the three months ended September 30, 2021, were $1.49 per diluted common share ($20.4 million available to common shareholders) compared to $0.96 per diluted common share ($13.5 million available to common shareholders) for the three months ended September 30, 2020.

Preliminary earnings for the nine months ended September 30, 2021, were $4.32 per diluted common share ($59.3 million available to common shareholders) compared to $2.93 per diluted common share ($41.5 million available to common shareholders) for the nine months ended September 30, 2020.

For the quarter ended September 30, 2021, annualized return on average common equity was 12.82%, annualized return on average assets was 1.47%, and annualized net interest margin was 3.36%, compared to 8.48%, 0.98% and 3.36%, respectively, for the quarter ended September 30, 2020. For the nine months ended September 30, 2021, annualized return on average common equity was 12.61%, return on average assets was 1.43%, and annualized net interest margin was 3.37%, compared to 8.94%, 1.05% and 3.52%, respectively, for the nine months ended September 30, 2020.

Great Southern President and CEO Joseph W. Turner commented, “We are pleased with our third quarter earnings and continued strong financial position, which reflects our associates’ ongoing commitment to take care of our customers in this uncertain health and economic environment. While overall economic conditions continue to show signs of improvement, uncertainty remains regarding the timing and magnitude of the recovery. In the third quarter of 2021, we earned $20.4 million ($1.49 per diluted common share), compared to $13.5 million ($0.96 per diluted common share) for the same period in 2020. Increased earnings were driven by a negative credit loss provision for our funded loan portfolio; higher net interest income, primarily driven by reduced deposit costs and PPP loan net deferred fee income recognition; and increased non-interest income, mainly related to point-of-sale debit card and ATM fees. Importantly, our pre-provision net revenue continues to be strong. As noted above, we recognized significant deferred fee income related to repaid PPP loans in this third quarter, and we expect that we will recognize a significant portion of the remaining PPP fee income in the fourth quarter of 2021. Earnings performance ratios were solid, with an annualized return on average assets of 1.47%, annualized return on average equity of 12.82%, and efficiency ratio of 57.27%. While our net interest margin has been somewhat pressured by increased deposits and resulting changes in asset mix, net interest income was $133.7 million in the first nine months of 2021, up from $132.6 million in the same timeframe of 2020.

“Thus far in 2021, loan production and activity in our markets has been quite vigorous, but loan repayments, including customers refinancing or selling stabilized projects that collateralize loans or completing the process of debt forgiveness for PPP loans, have created significant headwinds. Outstanding loan totals have decreased $271 million compared to outstanding loans at December 31, 2020, with $222 million of this decrease in our multi-family loans category. Our pipeline of loan commitments and unfunded loans remains strong and increased by about $100 million from the end of the second quarter of 2021. This type of lending environment can be a dangerous time for banks. Like credit cycles in the past, we recognize the current short-term growth challenges and won’t stretch our credit structure discipline for the sake of loan growth. We manage for the long-term, and understand that we will have periodic ebbs in our loan growth.”

Turner added, “Credit quality metrics remained excellent during the third quarter. For the first nine months of 2021, net charge-offs were $9,000. At September 30, 2021, excluding FDIC-assisted acquired assets, non-performing assets were $5.2 million, a decrease of $325,000 from June 30, 2021. Non-performing assets to period-end assets were 0.10% at the end of the third quarter. Pandemic-related loan modifications totaled $40 million at the end of September 2021, down from $92 million at the end of June 2021 and $251 million at December 31, 2020.

“With our strong capital position and in our effort to enhance long-term shareholder value, the Company repurchased approximately 307,000 shares at an average price of $53.13 during the third quarter of 2021. Year-to-date through September 30, 2021, stock repurchases totaled approximately 449,000 shares at an average price of $52.89. We currently have about 485,000 shares remaining in our existing stock repurchase authorization. Additionally, in August 2021, we completed our previously announced redemption of $75 million of subordinated notes.”

COVID-19 Impact to Our Business and Response

Great Southern is actively monitoring and responding to the effects of the COVID-19 pandemic, including the administration of vaccines in our local markets. As always, the health, safety and well-being of our customers, associates and communities, while maintaining uninterrupted service, are the Company’s top priorities. Centers for Disease Control and Prevention (CDC) guidelines, as well as directives from federal, state and local officials, are being closely followed to make informed operational decisions.

The Company continues to work diligently with its nearly 1,200 associates to enforce the most current health, hygiene and social distancing practices. Teams in nearly every operational department have been split, with part of each team working at an off-site disaster recovery facility to promote social distancing and to avoid service disruptions. To date, there have been no service disruptions or reductions in staffing. With the advent of COVID-19 vaccinations in the Company’s markets, plans are being considered to allow associates working from home or other sites to return to their normal workplace beginning in the fourth quarter of 2021, dependent on health and safety conditions.

As always, customers can conduct their banking business using the banking center network, online and mobile banking services, ATMs, Telephone Banking, and online account opening services. As health conditions in local markets dictate, Great Southern banking center lobbies are open following social distancing and health protocols. Great Southern continues to work with customers experiencing hardships caused by the pandemic. As a resource to customers, a COVID-19 information center continues to be available on the Company’s website, www.GreatSouthernBank.com. General information about the Company’s pandemic response, how to receive assistance, and how to avoid COVID-19 scams and fraud are included.

Paycheck Protection Program Loans

Great Southern has actively participated in the PPP through the SBA. The PPP has been met with very high demand throughout the country, resulting in a second round of funding in 2021 through an amendment to the Coronavirus Aid, Relief, and Economic Security Act (CARES Act). In the first round of the PPP, we originated approximately 1,600 PPP loans, totaling approximately $121 million. As of September 30, 2021, full forgiveness proceeds have been received from the SBA for almost all of these PPP loans.

On December 27, 2020, the Economic Aid to Hard-Hit Small Businesses, Nonprofits and Venues Act authorized the reopening of the PPP for eligible first-draw and second-draw borrowers which began on January 19, 2021, and had an original expiration date of March 31, 2021. On March 30, 2021, the PPP Extension Act of 2021 was signed, extending the PPP an additional two months to May 31, 2021, along with an additional 30-day period for the SBA to process applications that were still pending as of May 31, 2021. In the second round of the PPP, we funded approximately 1,650 PPP loans, totaling approximately $58 million. As of October 11, 2021, full forgiveness proceeds have been received from the SBA for 829 of these PPP loans, totaling approximately $26 million.

Great Southern receives fees from the SBA for originating PPP loans based on the amount of each loan. At September 30, 2021, remaining net deferred fees related to PPP loans totaled $2.1 million. The fees, net of origination costs, are deferred in accordance with standard accounting practices and will be accreted to interest income on loans over the contractual life of each loan. These loans generally have a contractual maturity of two years from origination date, but may be repaid or forgiven (by the SBA) sooner. If these loans are repaid or forgiven prior to their contractual maturity date, the remaining deferred fee for such loans will be accreted to interest income immediately. We expect a significant portion of these remaining net deferred fees will accrete to interest income during the remainder of 2021, with little of this income being recognized in 2022. In the three and nine months ended September 30, 2021, Great Southern recorded approximately $1.6 million and $3.9 million, respectively, of net deferred fees in interest income on PPP loans.

Loan Modifications

At September 30, 2021, we had remaining eight modified commercial loans with an aggregate principal balance outstanding of $38 million and 16 modified consumer and mortgage loans with an aggregate principal balance outstanding of $2 million. These balances have decreased from $233 million and $18 million, respectively, for these loan categories at December 31, 2020. The loan modifications are within the guidance provided by the CARES Act, the federal banking regulatory agencies, the Securities and Exchange Commission and the Financial Accounting Standards Board (FASB); therefore, they are not considered troubled debt restructurings. At September 30, 2021, the largest total modified loans by collateral type were in the following categories: healthcare - $12 million; hotel/motel - $11 million; retail - $8 million; office - $7 million.

A portion of the loans modified at September 30, 2021, may be further modified, and new loans may be modified, within the guidance provided by the CARES Act (and subsequent legislation enacted in December 2020), the federal banking regulatory agencies, the SEC and the FASB if a more severe or lengthier deterioration in economic conditions occurs in future periods.

Selected Financial Data:

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net interest income	$44,923	$44,168	$133,695	$132,561
Provision (credit) for credit losses on loans and unfunded commitments	(2,357)	4,500	(4,039)	14,371
Non-interest income	9,798	9,466	29,119	25,093
Non-interest expense	31,339	31,988	91,852	92,151
Provision for income taxes	5,375	3,692	15,655	9,607
Net income and net income available to common shareholders	$20,364	$13,454	$59,346	$41,525
Earnings per diluted common share	$1.49	$0.96	$4.32	$2.93

NET INTEREST INCOME

Net interest income for the third quarter of 2021 increased $755,000 to $44.9 million, compared to $44.2 million for the third quarter of 2020. Net interest margin was 3.36% in both the third quarter of 2021 and the third quarter of 2020. For the three months ended September 30, 2021, net interest margin increased one basis point compared to the net interest margin of 3.35% in the three months ended June 30, 2021. In comparing the 2021 and 2020 third quarter periods, the average yield on loans decreased 11 basis points while the average rate on interest-bearing deposits declined 46 basis points. The margin compression resulted from changes in the asset mix, with average cash equivalents increasing $333 million and average investment securities increasing $4 million, while average loans decreased $266 million. Without this additional liquidity, the net interest margin would have been 23 basis points higher. In addition, the yield accretion on FDIC-assisted acquired loans was seven basis points less during the third quarter of 2021 compared to the third quarter of 2020. The average interest rate spread was 3.22% for the three months ended September 30, 2021, compared to 3.12% for the three months ended September 30, 2020 and 3.18% for the three months ended June 30, 2021.

Net interest income for the nine months ended September 30, 2021 increased $1.1 million to $133.7 million compared to $132.6 million for the nine months ended September 30, 2020. Net interest margin was 3.37% in the nine months ended September 30, 2021, compared to 3.52% in the same period of 2020, a decrease of 15 basis points. The decrease in the margin between the nine months ended September 30, 2021 and the nine months ended September 30, 2020, was primarily due to the same factors as discussed above for the comparison of the current year third quarter margin to the prior year third quarter margin, with average cash equivalents increasing $286 million and average investment securities increasing $20 million. Without this additional liquidity, the net interest margin would have been 21 basis points higher in the nine months ended September 30, 2021. In addition, the yield accretion on FDIC-assisted acquired loans was nine basis points lower during the first nine months of 2021 compared to the same period in 2020. The average interest rate spread was 3.20% for the nine months ended September 30, 2021, compared to 3.24% for the nine months ended September 30, 2020. Also, the increase in interest cost from the subordinated notes issued in June 2020, net of the decrease in interest cost from the redemption of the subordinated notes issued in 2016, resulted in a decrease in net interest income of $1.4 million in the nine months ended September 30, 2021 compared to the nine months ended September 30, 2020.

Additionally, the Company’s net interest income included accretion of net deferred fees related to PPP loans originated in 2020 and 2021. The amount of net deferred fees recognized in interest income was $1.6 million in the three months ended September 30, 2021 compared to $1.1 million in the three months ended June 30, 2021 and $1.2 million in the three months ended March 31, 2021. The amount of net deferred fees recognized in interest income was $3.9 million and $1.0 million in the nine months ended September 30, 2021 and 2020, respectively. The amount of net deferred fees on PPP loans in the 2021 nine month period was greater than the 2020 nine month period due to loan forgiveness and repayments being received only during the three month period ended September 30, 2020 compared to the entire nine month period during 2021.

In October 2018, the Company entered into an interest rate swap transaction as part of its ongoing interest rate management strategies to hedge the risk of its floating rate loans. The notional amount of the swap was $400 million with a contractual termination date in October 2025. As previously disclosed by the Company, on March 2, 2020, the Company and its swap counterparty mutually agreed to terminate this swap, effective immediately. The Company received a payment of $45.9 million, including accrued but unpaid interest, from its swap counterparty as a result of this termination. This $45.9 million, less the accrued to date interest portion and net of deferred income taxes, is reflected in the Company’s stockholders’ equity as Accumulated Other Comprehensive Income and is being accreted to interest income on loans monthly through the original contractual termination date of October 6, 2025. The Company recorded interest income related to the swap of $2.0 million and $2.0 million in the three months ended September 30, 2021 and 2020, respectively. The Company recorded interest income related to the swap of $6.1 million and $5.6 million in the nine months ended September 30, 2021 and 2020, respectively. The Company currently expects to have a sufficient amount of eligible variable rate loans to continue to accrete this interest income ratably in future periods. If this expectation changes and the amount of eligible variable rate loans decreases significantly, the Company may be required to recognize this interest income more rapidly.

Previously, the Company’s net interest income and margin have been positively impacted by significant additional yield accretion recognized in conjunction with updated estimates of the fair value of the loan pools acquired in its FDIC-assisted transactions. For each of the loan portfolios acquired, the cash flow estimates increased during the prior periods, based on payment histories and reduced credit loss expectations. This resulted in increased income that has been spread, on a level-yield basis, over the remaining expected lives of the loan pools (and, therefore, has decreased over time). Because the balance of these adjustments will be recognized generally over the remaining lives of the loan pools, they will impact future periods as well. The remaining accretable yield adjustment that will affect interest income was $606,000 at September 30, 2021. Of the remaining adjustments affecting interest income, we expect to recognize $178,000 of interest income during the remainder of 2021. As previously noted, we adopted the new accounting standard related to accounting for credit losses as of January 1, 2021. With the adoption of this standard, there is no further reclassification of discounts from non-accretable to accretable subsequent to December 31, 2020. All adjustments made prior to December 31, 2020 will continue to be accreted to interest income.

The impact to income of adjustments on all portfolios acquired in FDIC-assisted transactions for the reporting periods presented is shown below:

	Three Months Ended
	September 30, 2021		September 30, 2020
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$279	2 bps	$1,229	9 bps

	Nine Months Ended
	September 30, 2021		September 30, 2020
	(In thousands, except basis points data)
Impact on net interest income/ net interest margin (in basis points)	$1,398	3 bps	$4,632	12 bps

For the three months ended September 30, 2021, core net interest margin, which excludes the impact of the additional yield accretion, was 3.34%. This was an increase of seven basis points when compared to the core net interest margin of 3.27% for the three months ended September 30, 2020. For the nine months ended September 30, 2021, core net interest margin was also 3.34%. This was a decrease of six basis points when compared to the core net interest margin of 3.40% for the nine months ended September 30, 2020.

For additional information on net interest income components, see the “Average Balances, Interest Rates and Yields” tables in this release.

NON-INTEREST INCOME

For the quarter ended September 30, 2021, non-interest income increased $332,000 to $9.8 million when compared to the quarter ended September 30, 2020, primarily as a result of the following items:

•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $657,000 compared to the prior year period. This increase was primarily due to a reduction in customer usage in the third quarter of 2020 as the COVID-19 pandemic caused many businesses to close and large portions of the U. S. population were required to stay at home for a period of time. In the quarter ended September 30, 2021, debit card and ATM usage by customers was back to normal levels, and in some cases, increased levels of activity.
•	Overdraft and Insufficient Funds Fees: Overdraft and insufficient funds fees increased $210,000 compared to the prior year period. This increase was primarily due to reduced fees in the 2020 period. This was due to both a reduction in usage by customers and a decision near the end of the first quarter of 2020 to waive (through August 31, 2020) certain fees for customers in response to the COVID-19 pandemic. The effects of that decision were felt during the second and third quarters of 2020.
•	Net gains on loan sales: Net gains on loan sales decreased $537,000 compared to the prior year quarter. The decrease was due to a decrease in originations of fixed-rate single-family mortgage loans during the 2021 period compared to the 2020 period. Fixed rate single-family mortgage loans originated are generally subsequently sold in the secondary market. These loan originations increased substantially when market interest rates decreased to historically low levels in 2020. As a result of the significant volume of refinance activity in recent periods, and as market interest rates have moved a bit higher in the third quarter of 2021, mortgage refinance volume has decreased and loan originations and related gains on sales of these loans have returned to levels more similar to historic averages.

For the nine months ended September 30, 2021, non-interest income increased $4.0 million to $29.1 million when compared to the nine months ended September 30, 2020, primarily as a result of the following items:

•	Net gains on loan sales: Net gains on loan sales increased $2.3 million compared to the prior year period. The increase was due to an increase in originations of fixed-rate single-family mortgage loans during the 2021 period compared to the 2020 period. As noted above, these loan originations increased substantially when market interest rates decreased to historically low levels in the latter half of 2020 and the first half of 2021.
•	Point-of-sale and ATM fees: Point-of-sale and ATM fees increased $2.2 million compared to the prior year period. This increase was due to the same conditions as noted above.
•	Gain (loss) on derivative interest rate products: In the 2021 period, the Company recognized a gain of $340,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. In the 2020 period, the Company recognized a loss of $424,000 on the change in fair value of its back-to-back interest rate swaps related to commercial loans. Generally, as market interest rates increase, this creates a net increase in the fair value of these instruments. This is a non-cash item as there was no required settlement of this amount between the Company and its swap counterparties.
•	Other income: Other income decreased $1.4 million compared to the prior year period. In the 2020 period, the Company recognized approximately $1.2 million of fee income related to newly-originated interest rate swaps in the Company’s back-to-back swap program with loan customers and swap counterparties, with fewer of these transactions and related fee income generated in the current period. The Company also recognized approximately $541,000 in income related to the exit of certain tax credit partnerships during the nine months ended September 30, 2020, with no similar activity during the 2021 period.

NON-INTEREST EXPENSE

For the quarter ended September 30, 2021, non-interest expense decreased $649,000 to $31.3 million when compared to the quarter ended September 30, 2020, primarily as a result of the following item:

•	Salaries and employee benefits: Salaries and employee benefits decreased $867,000 from the prior year quarter. In the 2020 period, the Company paid a special cash bonus to all employees totaling $1.1 million in response to the ongoing impacts of the COVID-19 pandemic. Such bonus was not repeated in the third quarter of 2021.

For the nine months ended September 30, 2021, non-interest expense decreased $299,000 to $91.9 million when compared to the nine months ended September 30, 2020, primarily as a result of the following items:

•	Salaries and employee benefits: Salaries and employee benefits decreased $812,000 in the nine months ended September 30, 2021 compared to the prior year period. In 2020, the Company approved two special cash bonuses to all employees totaling $2.2 million in response to the COVID-19 pandemic. Such bonuses were not repeated in the nine months ended September 30, 2021.
•	Expense on other real estate owned and repossessions: Expense on other real estate owned and repossessions decreased $473,000 compared to the prior year period primarily due to sales of most foreclosed assets and a smaller amount of repossessed automobiles in the current period, plus higher valuation write-downs of certain foreclosed assets during the prior year period. During the 2020 period, sales and valuation write-downs of certain foreclosed assets totaled a net expense of $136,000, while sales and valuation write-downs in the 2021 period totaled a net gain of $29,000.
•	Insurance: Insurance expense increased $626,000 compared to the prior year period. This increase was primarily due to an increase in FDIC deposit insurance premiums. In 2020, the Company had a credit with the FDIC for a portion of premiums previously paid to the deposit insurance fund. The remaining deposit insurance fund credit was utilized in 2020 in addition to $522,000 in premiums being due for the nine months ended September 30, 2020, while the premium expense was $1.1 million in the nine months ended September 30, 2021.

The Company’s efficiency ratio for the quarter ended September 30, 2021, was 57.27% compared to 59.64% for the same quarter in 2020. The efficiency ratio for the nine months ended September 30, 2021, was 56.42% compared to 58.45% for the same period in 2020. In the three- and nine-month periods ended September 30, 2021, the improved efficiency ratio was due to an increase in net interest income, an increase in non-interest income, and a decrease in non-interest expense. The Company’s ratio of non-interest expense to average assets was 2.27% and 2.22% for the three and nine months ended September 30, 2021, respectively, compared to 2.34% and 2.33% for the three and nine months ended September 30, 2020. Average assets for the three months ended September 30, 2021, increased $62.8 million, or 1.1%, compared to the three months ended September 30, 2020, primarily due to increases in investment securities and interest bearing cash equivalents, offset by a decrease in net loans receivable. Average assets for the nine months ended September 30, 2021, increased $249.3 million, or 4.7%, compared to the nine months ended September 30, 2020, primarily due to increases in investment securities and interest bearing cash equivalents, offset by a decrease in net loans receivable.

INCOME TAXES

For the three months ended September 30, 2021 and 2020, the Company's effective tax rate was 20.9% and 21.5%, respectively. For the nine months ended September 30, 2021 and 2020, the Company's effective tax rate was 20.9% and 18.8%, respectively. Except for the three months ended September 30, 2020, these effective rates were at or below the statutory federal tax rate of 21%, due primarily to the utilization of certain investment tax credits and to tax-exempt investments and tax-exempt loans, which reduced the Company’s effective tax rate. The Company’s effective tax rate may fluctuate in future periods as it is impacted by the level and timing of the Company’s utilization of tax credits, the level of tax-exempt investments and loans, the amount of taxable income in various state jurisdictions and the overall level of pre-tax income. In 2020, the Company’s state income tax expenses were higher than normal in various states due to the recognition of income for tax purposes related to the gain recognized on the termination of the interest rate swap. State tax expense estimates have evolved throughout 2021 as taxable income and apportionment between states have been analyzed. The Company's effective income tax rate is currently generally expected to remain at or below the statutory federal tax rate due primarily to the factors noted above. The Company currently expects its effective tax rate (combined federal and state) will be approximately 20.0% to 21.0% in future periods.

CAPITAL

As of September 30, 2021, total stockholders’ equity and common stockholders’ equity were each $624.6 million (11.5% of total assets), equivalent to a book value of $46.73 per common share. Total stockholders’ equity and common stockholders’ equity at December 31, 2020, were each $629.7 million (11.4% of total assets), equivalent to a book value of $45.79 per common share. At September 30, 2021, the Company’s tangible common equity to tangible assets ratio was 11.4%, compared to 11.3% at December 31, 2020. Included in stockholders’ equity at September 30, 2021 and December 31, 2020, were unrealized gains (net of taxes) on the Company’s available-for-sale investment securities totaling $12.0 million and $23.3 million, respectively. This decrease in unrealized gains primarily resulted from increasing market interest rates during 2021, which decreased the fair value of investment securities.

Also included in stockholders’ equity at September 30, 2021, were realized gains (net of taxes) on the Company’s cash flow hedge (interest rate swap), which was terminated in March 2020, totaling $25.2 million. This amount, plus associated deferred taxes, is expected to be accreted to interest income over the remaining term of the original interest rate swap contract, which was to end in October 2025. At September 30, 2021, the remaining pre-tax amount to be recorded in interest income was $32.6 million. The net effect on total stockholders’ equity over time will be no impact as the reduction of this realized gain will be offset by an increase in retained earnings (as the interest income flows through pre-tax income).

On a preliminary basis, as of September 30, 2021, the Company’s Tier 1 Leverage Ratio was 11.0%, Common Equity Tier 1 Capital Ratio was 13.4%, Tier 1 Capital Ratio was 14.0%, and Total Capital Ratio was 16.9%. On September 30, 2021, and on a preliminary basis, the Bank’s Tier 1 Leverage Ratio was 11.7%, Common Equity Tier 1 Capital Ratio was 14.7%, Tier 1 Capital Ratio was 14.7%, and Total Capital Ratio was 15.9%.

On August 15, 2021, the Company redeemed all of the Company’s outstanding 5.25% fixed-to-floating rate subordinated notes due August 15, 2026, with an aggregate principal balance of $75 million. The total redemption price was 100% of the aggregate principal balance of the subordinated notes plus accrued and unpaid interest. The Company utilized excess cash on hand for the redemption payment.

During the three months ended September 30, 2021, the Company repurchased 307,059 shares of its common stock at an average price of $53.13 and declared a regular quarterly cash dividend of $0.36 per common share, which reduced stockholders’ equity. During the nine months ended September 30, 2021, the Company repurchased 449,438 shares of its common stock at an average price of $52.89 and declared regular cash dividends of $1.04 per common share.

LOANS

Total gross loans (including the undisbursed portion of loans), excluding FDIC-assisted acquired loans and mortgage loans held for sale, decreased $210.0 million, or 4.1%, from $5.13 billion at December 31, 2020, to $4.92 billion at September 30, 2021. This decrease was primarily in other residential (multi-family) loans ($233 million decrease), commercial business loans ($77 million decrease), commercial real estate loans ($45 million decrease) and consumer auto loans ($31 million decrease). The decrease in commercial business loans was primarily the result of repayment of PPP loans and no new PPP loan originations after June 30, 2021. These decreases were offset by increases in construction loans ($135 million increase) and single family real estate loans ($44 million increase). The FDIC-assisted acquired loan portfolios had net decreases totaling $4.9 million and $19.1 million during the three and nine months ended September 30, 2021. Outstanding net loan receivable balances decreased $271.1 million, from $4.30 billion at December 31, 2020 to $4.03 billion at September 30, 2021. For further information about the Company’s loan portfolio, please see the quarterly loan portfolio presentation available on the Company’s Investor Relations website under “Presentations.”

Loan commitments and the unfunded portion of loans at the dates indicated were as follows (in thousands):

	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	December 31, 2019	December 31, 2018
Closed non-construction loans with unused available lines
Secured by real estate (one- to four-family)	$173,758	$173,644	$170,353	$164,480	$155,831	$150,948
Secured by real estate (not one- to four-family)	23,870	20,269	25,754	22,273	19,512	11,063
Not secured by real estate - commercial business	76,885	75,476	71,132	77,411	83,782	87,480

Closed construction loans with unused available lines
Secured by real estate (one-to four-family)	68,441	63,471	52,653	42,162	48,213	37,162
Secured by real estate (not one-to four-family)	866,185	847,486	812,111	823,106	798,810	906,006

Loan commitments not closed
Secured by real estate (one-to four-family)	62,096	66,037	93,229	85,917	69,295	24,253
Secured by real estate (not one-to four-family)	126,815	55,216	50,883	45,860	92,434	104,871
Not secured by real estate - commercial business	3,000	—	3,119	699	—	405
	$1,401,050	$1,301,599	$1,279,234	$1,261,908	$1,267,877	$1,322,188

PROVISION FOR CREDIT LOSSES AND ALLOWANCE FOR CREDIT LOSSES

The Company adopted ASU 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, effective January 1, 2021. The CECL methodology replaces the incurred loss methodology with a lifetime “expected credit loss” measurement objective for loans, held-to-maturity debt securities and other receivables measured at amortized cost at the time the financial asset is originated or acquired. This standard requires the consideration of historical loss experience and current conditions adjusted for reasonable and supportable economic forecasts. Our 2020 financial statements were prepared under the incurred loss methodology standard. Upon adoption of the CECL accounting standard, we increased the balance of our allowance for credit losses related to outstanding loans by $11.6 million and created a liability for potential losses related to the unfunded portion of our loans and commitments of approximately $8.7 million. The after-tax effect reduced our retained earnings by approximately $14.2 million. The adjustment was based upon the Company’s analysis of then-current conditions, assumptions and economic forecasts at January 1, 2021.

Management estimates the allowance balance using relevant available information, from internal and external sources, relating to past events, current conditions, and reasonable and supportable forecasts. Historical credit loss experience provides the basis for the estimation of expected credit losses. Adjustments to historical loss information are made for differences in current loan-specific risk characteristics such as differences in underwriting standards, portfolio mix, delinquency level, or term as well as for changes in environmental conditions, such as changes in the national unemployment rate, commercial real estate price index, housing price index and national retail sales index.

Worsening economic conditions from the COVID-19 pandemic, higher inflation or interest rates, or other factors may lead to increased losses in the portfolio and/or requirements for an increase in provision expense. Management maintains various controls in an attempt to limit future losses, such as a watch list of problem loans and potential problem loans, documented loan administration policies and loan review staff to review the quality and anticipated collectability of the portfolio. Additional procedures provide for frequent management review of the loan portfolio based on loan size, loan type, delinquencies, financial analysis, on-going correspondence with borrowers and problem loan work-outs. Management determines which loans are potentially uncollectible, or represent a greater risk of loss, and makes additional provisions to expense, if necessary, to maintain the allowance at a satisfactory level.

During the quarter ended September 30, 2021, the Company recorded a negative provision expense of $3.0 million on its portfolio of outstanding loans, compared to a $4.5 million provision expense recorded for the quarter ended September 30, 2020. During the nine months ended September 30, 2021, the Company recorded a negative provision expense of $3.7 million on its portfolio of outstanding loans, compared to a $14.4 million provision expense recorded for the nine months ended September 30, 2020. Total net charge-offs (recoveries) were $(27,000) and $63,000 for the three months ended September 30, 2021 and 2020, respectively. Total net charge-offs were $9,000 and $427,000 for the nine months ended September 30, 2021 and 2020, respectively. The provision for losses on unfunded commitments for the three months ended September 30, 2021 was $643,000 compared to a negative provision expense of $339,000 for the nine months ended September 30, 2021. The level and mix of unfunded commitments resulted in a decrease in the required reserve for such potential losses in the nine month period. General market conditions and unique circumstances related to specific industries and individual projects contributed to the level of provisions and charge-offs. In 2020, due to the COVID-19 pandemic and its effects on the overall economy and unemployment, the Company increased its provision for credit losses and increased its allowance for credit losses, even though actual realized net charge-offs were very low.

The Bank’s allowance for credit losses as a percentage of total loans was 1.56%, 1.32% and 1.56% at September 30, 2021, December 31, 2020 and June 30, 2021, respectively. Prior to January 1, 2021, the ratio excluded the FDIC-assisted acquired loans. Management considers the allowance for credit losses adequate to cover losses inherent in the Bank’s loan portfolio at September 30, 2021, based on recent reviews of the Bank’s loan portfolio and current economic conditions. If challenging economic conditions were to last longer than anticipated or deteriorate further or management’s assessment of the loan portfolio were to change, additional loan loss provisions could be required, thereby adversely affecting the Company’s future results of operations and financial condition.

ASSET QUALITY

Prior to adoption of the CECL accounting standard on January 1, 2021, FDIC-assisted acquired non-performing assets, including foreclosed assets and potential problem loans, were not included in the totals or in the discussion of non-performing loans, potential problem loans and foreclosed assets. These assets were initially recorded at their estimated fair values as of their acquisition dates and accounted for in pools. The loan pools were analyzed rather than the individual loans. The performance of the loan pools acquired in each of the Company’s five FDIC-assisted transactions has been better than expectations as of the acquisition dates. In the tables below, FDIC-assisted acquired assets are included in their particular collateral categories and then the total FDIC-assisted acquired assets are subtracted from the total balances.

At September 30, 2021, non-performing assets, excluding all FDIC-assisted acquired assets, were $5.2 million, an increase of $1.4 million from $3.8 million at December 31, 2020, and a decrease of $325,000 from $5.5 million at June 30, 2021. Non-performing assets, excluding all FDIC-assisted acquired assets, as a percentage of total assets were 0.10% at September 30, 2021, compared to 0.07% at December 31, 2020 and 0.10% at June 30, 2021. As a result of changes in balances and composition of the loan portfolio, changes in economic and market conditions and other factors specific to a borrower’s circumstances, the level of non-performing assets will fluctuate.

Compared to December 31, 2020 and June 30, 2021, and excluding all FDIC-assisted acquired loans, non-performing loans increased $2.0 million and decreased $343,000, respectively, to $5.0 million at September 30, 2021, and foreclosed and repossessed assets decreased $625,000 and increased $18,000, respectively, to $152,000 at September 30, 2021. Including all FDIC-assisted acquired loans, when compared to December 31, 2020 and June 30, 2021, non-performing loans decreased $171,000 and decreased $636,000, respectively, to $7.9 million at September 30, 2021, and foreclosed and repossessed assets decreased $266,000 and increased $208,000, respectively, to $957,000 at September 30, 2021. Non-performing one- to four-family residential loans comprised $3.0 million, or 43.0%, of the total non-performing loans at September 30, 2021, a decrease of $76,000 from June 30, 2021. The majority of the non-performing FDIC-assisted acquired loans are in the one- to four-family category. Non-performing commercial real estate loans comprised $2.6 million, or 37.2%, of the total non-performing loans at September 30, 2021, a decrease of $710,000 from June 30, 2021. Non-performing consumer loans comprised $799,000, or 11.5%, of the total non-performing loans at September 30, 2021, a decrease of $70,000 from June 30, 2021. Non-performing construction and land development loans comprised $468,000, or 6.7%, of the total non-performing loans at both September 30, 2021 and June 30, 2021. Non-performing commercial business loans comprised $111,000, or 1.6%, of the total non-performing loans at September 30, 2021, an increase of $12,000 from June 30, 2021.

Compared to December 31, 2020 and June 30, 2021, and excluding all FDIC-assisted acquired loans, potential problem loans decreased $1.6 million and $566,000, respectively, to $2.8 million at September 30, 2021. Due to the impact on economic conditions from COVID-19, it is possible that we could experience an increase in potential problem loans in the remainder of 2021. As noted, we experienced an increased level of loan modifications in late March through June 2020; however, total loan modifications were much lower at December 31, 2020, and decreased further at September 30, 2021. In accordance with the CARES Act and guidance from the banking regulatory agencies, we made certain short-term modifications to loan terms to help our customers navigate through the current pandemic situation. Although loan modifications were made, they did not automatically result in these loans being classified as troubled debt restructurings, potential problem loans or non-performing loans. If more severe or lengthier negative impacts of the COVID-19 pandemic occur or the effects of the SBA loan programs and other loan and stimulus programs do not enable companies and individuals to completely recover financially, this could result in additional and/or longer-term modifications, which may be deemed to be troubled debt restructurings, additional potential problem loans and/or additional non-performing loans. Further actions on our part, including additions to the allowance for credit losses, could result.

Activity in the non-performing loans categories during the quarter ended September 30, 2021, was as follows:

	Beginning Balance, July 1	Additions to Non- Performing	Removed from Non- Performing	Transfers to Potential Problem Loans	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—	—	—
Land development	468	—	—	—	—	—	—	468
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	3,081	408	(347)	—	—	(9)	(128)	3,005
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	3,308	—	—	—	(191)	—	(519)	2,598
Commercial business	99	20	—	—	—	—	(8)	111
Consumer	869	60	(2)	—	(8)	(19)	(101)	799
Total non-performing loans	7,825	488	(349)	—	(199)	(28)	(756)	6,981
Less: FDIC-assisted acquired loans	2,439	—	(191)	—	(191)	—	(119)	1,938

Total non-performing loans net of FDIC-assisted acquired loans	$5,386	$488	$(158)	$—	$(8)	$(28)	$(637)	$5,043

At September 30, 2021, the non-performing one- to four-family residential category included 45 loans, two of which were added during the current quarter. The largest relationship in the category was added during the current quarter and totaled $351,000, or 11.7% of the total category. The non-performing commercial real estate category included three loans, none of which were added during the current quarter. The largest relationship in the category, which totaled $2.4 million, or 90.7% of the total category, was added during the first quarter of 2021 and is collateralized by an office building in the Chicago, Ill., area. The non-performing consumer category included 38 loans, six of which were added during the current quarter. The non-performing land development category consisted of one loan added during the first quarter of 2021, which totaled $468,000 and is collateralized by unimproved zoned vacant ground in southern Illinois.

Activity in the potential problem loans category during the quarter ended September 30, 2021, was as follows:

	Beginning Balance, July 1	Additions to Potential Problem	Removed from Potential Problem	Transfers to Non- Performing	Transfers to Foreclosed Assets and Repossessions	Charge- Offs	Payments	Ending Balance, September 30
	(In thousands)
One- to four-family construction	$—	$—	$—	$—	$—	$—	$—	$—
Subdivision construction	17	—	—	—	—	—	(1)	16
Land development	—	—	—	—	—	—	—	—
Commercial construction	—	—	—	—	—	—	—	—
One- to four-family residential	1,805	—	(314)	—	—	—	(30)	1,461
Other residential	—	—	—	—	—	—	—	—
Commercial real estate	2,477	—	(516)	—	—	—	(20)	1,941
Commercial business	—	—	—	—	—	—	—	—
Consumer	396	61	—	—	(40)	(6)	(34)	377
Total potential problem loans	4,695	61	(830)	—	(40)	(6)	(85)	3,795
Less: FDIC-assisted acquired loans	1,357	—	(314)	—	—	—	(20)	1,023

Total potential problem loans net of FDIC-assisted acquired loans	$3,338	$61	$(516)	$—	$(40)	$(6)	$(65)	$2,772

At September 30, 2021, the commercial real estate category of potential problem loans included two loans, none of which were added during the current quarter. The largest relationship in this category (added during 2018), which totaled $1.7 million, or 88.9% of the total category, is collateralized by a mixed use commercial retail building. Payments under the original loan terms were current on this relationship at September 30, 2021. The one- to four-family residential category of potential problem loans included 27 loans, none of which were added during the current quarter. The largest relationship in this category totaled $173,000, or 11.9% of the total category. The consumer category of potential problem loans included 31 loans, five of which were added during the current quarter.

Activity in foreclosed assets and repossessions during the quarter ended September 30, 2021, excluding $285,000 in properties which were not acquired through foreclosure, was as follows:

	Beginning Balance, July 1	Additions	ORE and Repossession Sales	Capitalized Costs	ORE and Repossession Write-Downs	Ending Balance, September 30
	(In thousands)
One-to four-family construction	$—	$—	$—	$—	$—	$—
Subdivision construction	—	—	—	—	—	—
Land development	432	—	—	—	—	432
Commercial construction	—	—	—	—	—	—
One- to four-family residential	183	—	—	—	—	183
Other residential	—	—	—	—	—	—
Commercial real estate	—	190	—	—	—	190
Commercial business	—	—	—	—	—	—
Consumer	134	194	(176)	—	—	152
Total foreclosed assets and repossessions	749	384	(176)	—	—	957
Less: FDIC-assisted acquired assets	615	190	—	—	—	805

Total foreclosed assets and repossessions net of FDIC-assisted acquired assets	$134	$194	$(176)	$—	$—	$152

At September 30, 2021, the land development category of foreclosed assets consisted of one property in central Iowa (this was an FDIC-assisted acquired asset), which was added prior to 2021. The one- to four-family residential category of foreclosed assets consisted of two properties (both of which were FDIC-assisted acquired assets), both of which were added during the three months ended March 31, 2021. The commercial real estate category of foreclosed assets consisted of one property in central Iowa (this was an FDIC-assisted acquired asset), which was added during the current quarter. The amount of additions and sales in the consumer category are due to the volume of repossessions of automobiles, which generally are subject to a shorter repossession process.

BUSINESS INITIATIVES

The Company’s banking center network continues to evolve. In late September 2021 in the Joplin, Missouri, market, the Company opened a new banking center at 2801 E. 32nd Street, replacing a nearby leased office. The new office provides customers more convenient access and has a fresh, modern design facilitating an enhanced customer experience. The Company currently has two banking centers serving the Joplin market.

After a thorough evaluation, the Company announced that it will consolidate one banking center in the St. Louis region. The Westfall Plaza banking center located at 8013 W. Florissant is expected to be consolidated into a nearby Great Southern office at 10385 W. Florissant, less than three miles away. The Westfall Plaza office is scheduled to close after business hours on November 5, 2021, which will leave the Company with 18 banking centers serving the greater St. Louis area.

Linton J. Thomason, Vice President and Chief Information Officer, intends to retire at the end of 2021. Thomason is primarily responsible for information services and technology for Great Southern. He announced his intention to retire more than a year in advance to assure an orderly leadership transition. A succession plan is in place. With more than 40 years in the banking industry, Thomason joined Great Southern in 1997. He has been an integral part of the Bank’s growth and success for the last 24 years.

The Company will host a conference call on Thursday, October 21, 2021, at 2:00 p.m. Central Time to discuss third quarter 2021 preliminary earnings. Individuals interested in listening to the conference call may dial 1.833.832.5121 and enter the passcode 7698748. The call will be available live or in a recorded version at the Company’s Investor Relations website, http://investors.greatsouthernbank.com.

Headquartered in Springfield, Mo., Great Southern offers a broad range of banking services to customers. The Company operates 94 retail banking centers in Missouri, Iowa, Kansas, Minnesota, Arkansas and Nebraska and commercial lending offices in Atlanta, Chicago, Dallas, Denver, Omaha, Neb., and Tulsa, Okla. The common stock of Great Southern Bancorp, Inc. is listed on the Nasdaq Global Select Market under the symbol "GSBC."

www.GreatSouthernBank.com

Forward-Looking Statements

When used in this press release and in other documents filed or furnished by Great Southern Bancorp, Inc. (the “Company”) with the SEC, in the Company's other press releases or other public or stockholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases “may,” “might,” “could,” “should,” "will likely result," "are expected to," "will continue," "is anticipated," “believe,” "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements also include, but are not limited to, statements regarding plans, objectives, expectations or consequences of announced transactions, known trends and statements about future performance, operations, products and services of the Company. The Company’s ability to predict results or the actual effects of future plans or strategies is inherently uncertain, and the Company’s actual results could differ materially from those contained in the forward-looking statements. The novel coronavirus disease, or COVID-19, pandemic has adversely affected the Company, its customers, counterparties, employees, and third-party service providers, and the ultimate extent of the impacts on the Company’s business, financial position, results of operations, liquidity, and prospects is uncertain. While general business and economic conditions have recently improved, increases in unemployment rates, or turbulence in domestic or global financial markets could adversely affect the Company’s revenues and the values of its assets and liabilities, reduce the availability of funding, lead to a tightening of credit, and further increase stock price volatility. In addition, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to, COVID-19, could affect the Company in substantial and unpredictable ways.

Other factors that could cause or contribute to such differences include, but are not limited to: (i) expected revenues, cost savings, earnings accretion, synergies and other benefits from the Company's  merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for credit losses; (v) the possibility of realized or unrealized losses on securities held in the Company's investment portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) the ability to adapt successfully to technological changes to meet customers' needs and developments in the marketplace; (ix) the possibility that security measures implemented might not be sufficient to mitigate the risk of a cyber-attack or cyber theft, and that such security measures might not protect against systems failures or interruptions; (x) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and its implementing regulations, the overdraft protection regulations and customers' responses thereto and the Tax Cut and Jobs Act; (xi) changes in accounting policies and practices or accounting standards; (xii) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xiii) results of examinations of the Company and Great Southern Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to limit its business activities, change its business mix, increase its allowance for credit losses, write down assets or increase its capital levels, or affect its ability to borrow funds or maintain or increase deposits, which could adversely affect its liquidity and earnings; (xiv) costs and effects of litigation, including settlements and judgments; (xv) competition; (xvi) uncertainty regarding the future of LIBOR and potential replacement indexes; and (xvii) natural disasters, war, terrorist activities or civil unrest and their effects on economic and business environments in which the Company operates. The Company wishes to advise readers that the factors listed above and other risks described from time to time in documents filed or furnished by the Company with the SEC could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

The following tables set forth selected consolidated financial information of the Company at the dates and for the periods indicated. Financial data at all dates and for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accrual adjustments, necessary for a fair presentation of the results at and for such unaudited dates and periods have been included. The results of operations and other data for the three and nine months ended September 30, 2021 and 2020, and the three months ended June 30, 2021, are not necessarily indicative of the results of operations which may be expected for any future period.

	September 30,	December 31,
	2021	2020
Selected Financial Condition Data:	(In thousands)
Total assets	$5,451,835	$5,526,420
Loans receivable, gross	4,098,434	4,361,807
Allowance for credit losses	63,629	55,743
Other real estate owned, net	1,242	1,877
Available-for-sale securities, at fair value	432,938	414,933
Deposits	4,510,196	4,516,903
Total borrowings	268,652	339,863
Total common stockholders’ equity	624,641	629,741
Non-performing assets, excluding FDIC-assisted acquired assets	5,195	3,820
Non-performing FDIC-assisted acquired assets	2,743	4,289

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021
	(In thousands)
Selected Operating Data:
Interest income	$49,640	$53,599	$150,725	$165,084	$50,452
Interest expense	4,717	9,431	17,030	32,523	5,768
Net interest income	44,923	44,168	133,695	132,561	44,684
Provision (credit) for credit losses on loans and unfunded commitments	(2,357)	4,500	(4,039)	14,371	(1,307)
Non-interest income	9,798	9,466	29,119	25,093	9,585
Non-interest expense	31,339	31,988	91,852	92,151	30,191
Provision for income taxes	5,375	3,692	15,655	9,607	5,271
Net income and net income available to common shareholders	$20,364	$13,454	$59,346	$41,525	$20,114

	At or For the Three Months Ended		At or For the Nine Months Ended		At or For the Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021
	(Dollars in thousands, except per share data)
Per Common Share:
Net income (fully diluted)	$1.49	$0.96	$4.32	$2.93	$1.46
Book value	$46.73	$45.00	$46.73	$45.00	$46.09

Earnings Performance Ratios:
Annualized return on average assets	1.47%	0.98%	1.43%	1.05%	1.44%
Annualized return on average common stockholders’ equity	12.82%	8.48%	12.61%	8.94%	12.84%
Net interest margin	3.36%	3.36%	3.37%	3.52%	3.35%
Average interest rate spread	3.22%	3.12%	3.20%	3.24%	3.18%
Efficiency ratio	57.27%	59.64%	56.42%	58.45%	55.63%
Non-interest expense to average total assets	2.27%	2.34%	2.22%	2.33%	2.16%

Asset Quality Ratios:
Allowance for credit losses to period-end loans (1)	1.56%	1.24%	1.56%	1.24%	1.56%
Non-performing assets to period-end assets (1)	0.15%	0.10%	0.15%	0.10%	0.15%
Non-performing loans to period-end loans (1)	0.17%	0.09%	0.17%	0.09%	0.18%
Annualized net charge-offs to average loans	0.00%	0.01%	0.00%	0.01%	0.01%

(1)	Prior to January 1, 2021, these ratios excluded the FDIC-assisted acquired loans.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Financial Condition

(In thousands, except number of shares)

	September 30, 2021	December 31, 2020	June 30, 2021
	(In thousands)
Assets
Cash	$89,263	$92,403	$98,869
Interest-bearing deposits in other financial institutions	679,929	471,326	582,935
Cash and cash equivalents	769,192	563,729	681,804

Available-for-sale securities	432,938	414,933	450,840
Mortgage loans held for sale	10,809	17,780	18,870
Loans receivable (1), net of allowance for credit losses of $63,629 – September 2021; $55,743 – December 2020; $66,602 – June 2021	4,025,686	4,296,804	4,214,267
Interest receivable	11,290	12,793	11,966
Prepaid expenses and other assets	43,120	58,889	42,327
Other real estate owned and repossessions (2), net	1,242	1,877	1,033
Premises and equipment, net	134,813	139,170	136,246
Goodwill and other intangible assets	6,239	6,944	6,397
Federal Home Loan Bank stock and other interest earning assets	6,655	9,806	6,755
Current and deferred income taxes	9,851	3,695	7,077

Total Assets	$5,451,835	$5,526,420	$5,577,582

Liabilities and Stockholders’ Equity
Liabilities
Deposits	$4,510,196	$4,516,903	$4,566,353
Securities sold under reverse repurchase agreements with customers	167,295	164,174	158,367
Short-term borrowings	1,673	1,518	1,183
Subordinated debentures issued to capital trust	25,774	25,774	25,774
Subordinated notes	73,910	148,397	148,763
Accrued interest payable	1,730	2,594	2,256
Advances from borrowers for taxes and insurance	8,896	7,536	8,728
Accounts payable and accrued expenses	29,368	29,783	28,892
Liability for unfunded commitments	8,352	—	7,709
Total Liabilities	4,827,194	4,896,679	4,948,025

Stockholders’ Equity
Capital stock
Preferred stock, $.01 par value; authorized 1,000,000 shares; issued and outstanding September 2021, December 2020 and June 2021 -0- shares	—	—	—
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding September 2021 – 13,366,737 shares; December 2020 – 13,752,605 shares; June 2021 – 13,659,357 shares	134	138	137
Additional paid-in capital	37,468	35,004	36,880
Retained earnings	549,800	541,448	550,301
Accumulated other comprehensive gain	37,239	53,151	42,239
Total Stockholders’ Equity	624,641	629,741	629,557

Total Liabilities and Stockholders’ Equity	$5,451,835	$5,526,420	$5,577,582

(1)	At September 30, 2021, December 31, 2020 and June 30, 2021, includes loans totaling $79.5 million, $98.6 million and $84.4 million, respectively, which were acquired in FDIC-assisted transactions and were accounted for under ASC 310-30 prior to January 1, 2021.
(2)	At September 30, 2021, December 31, 2020 and June 30, 2021, includes foreclosed assets, net of discounts, totaling $805,000, $446,000 and $615,000, respectively, which were acquired in FDIC-assisted transactions. In addition, September 30, 2021, December 31, 2020 and June 30, 2021, includes $285,000, $654,000 and $285,000, respectively, of properties which were not acquired through foreclosure, but are held for sale.

Great Southern Bancorp, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands, except per share data)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		June 30,
	2021	2020	2021	2020	2021
Interest Income
Loans	$46,536	$50,476	$141,605	$155,453	$47,360
Investment securities and other	3,104	3,123	9,120	9,631	3,092
	49,640	53,599	150,725	165,084	50,452
Interest Expense
Deposits	2,925	7,094	10,604	26,712	3,457
Short-term borrowings and repurchase agreements	10	8	29	667	10
Subordinated debentures issued to capital trust	111	128	337	511	113
Subordinated notes	1,671	2,201	6,060	4,633	2,188
	4,717	9,431	17,030	32,523	5,768

Net Interest Income	44,923	44,168	133,695	132,561	44,684
Provision (Credit) for Credit Losses on Loans	(3,000)	4,500	(3,700)	14,371	(1,000)
Provision (Credit) for Unfunded Commitments	643	—	(339)	—	(307)
Net Interest Income After Provision (Credit) for Credit Losses and Provision (Credit) for Unfunded Commitments	47,280	39,668	137,734	118,190	45,991

Noninterest Income
Commissions	325	318	977	760	370
Overdraft and Insufficient funds fees	1,845	1,635	4,817	4,712	1,528
POS and ATM fee income and service charges	3,714	3,057	11,043	8,878	3,971
Net gains on loan sales	2,341	2,878	7,643	5,308	2,613
Late charges and fees on loans	481	352	1,141	1,175	358
Net realized gains on sales of available-for-sale securities	—	—	—	78	—
Gain (loss) on derivative interest rate products	45	89	340	(424)	(179)
Other income	1,047	1,137	3,158	4,606	924
	9,798	9,466	29,119	25,093	9,585

Noninterest Expense
Salaries and employee benefits	17,834	18,701	52,887	53,699	17,934
Net occupancy and equipment expense	7,244	7,147	21,013	20,619	6,706
Postage	759	748	2,387	2,294	750
Insurance	775	753	2,294	1,668	759
Advertising	997	757	2,187	1,814	605
Office supplies and printing	200	271	639	806	161
Telephone	848	987	2,597	2,904	868
Legal, audit and other professional fees	636	582	1,814	1,844	531
Expense on other real estate and repossessions	103	199	473	946	102
Acquired deposit intangible asset amortization	158	289	705	866	258
Other operating expenses	1,785	1,554	4,856	4,691	1,517
	31,339	31,988	91,852	92,151	30,191
Income Before Income Taxes	25,739	17,146	75,001	51,132	25,385
Provision for Income Taxes	5,375	3,692	15,655	9,607	5,271

Net Income and Net Income Available to Common Shareholders	$20,364	$13,454	$59,346	$41,525	$20,114

Earnings Per Common Share
Basic	$1.50	$0.96	$4.35	$2.94	$1.47
Diluted	$1.49	$0.96	$4.32	$2.93	$1.46

Dividends Declared Per Common Share	$0.36	$0.34	$1.04	$2.02	$0.34

Average Balances, Interest Rates and Yields

The following table presents, for the periods indicated, the total dollar amounts of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Net fees included in interest income were $2.9 million and $1.7 million for the three months ended September 30, 2021 and 2020, respectively. Net fees included in interest income were $7.9 million and $4.4 million for the nine months ended September 30, 2021 and 2020, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	September 30, 2021(1)	Three Months Ended September 30, 2021			Three Months Ended September 30, 2020
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.35%	$687,899	$6,333	3.65%	$680,452	$7,379	4.31%
Other residential	4.20	934,727	10,456	4.44	989,574	11,301	4.54
Commercial real estate	4.14	1,537,874	16,477	4.25	1,545,358	16,850	4.34
Construction	4.02	596,747	6,686	4.44	649,985	7,450	4.56
Commercial business	4.36	257,324	3,932	6.06	356,505	3,663	4.09
Other loans	4.78	212,828	2,484	4.63	270,136	3,645	5.37
Industrial revenue bonds	4.43	14,402	168	4.63	15,345	188	4.87

Total loans receivable	4.30	4,241,801	46,536	4.35	4,507,355	50,476	4.46

Investment securities	2.64	453,304	2,877	2.52	449,383	3,060	2.71
Other interest-earning assets	0.15	603,956	227	0.15	270,509	63	0.09

Total interest-earning assets	3.61	5,299,061	49,640	3.72	5,227,247	53,599	4.08
Non-interest-earning assets:
Cash and cash equivalents		101,818			92,244
Other non-earning assets		128,448			147,084
Total assets		$5,529,327			$5,466,575

Interest-bearing liabilities:
Interest-bearing demand and savings	0.13	$2,360,755	922	0.15	$1,962,023	1,650	0.33
Time deposits	0.66	1,114,995	2,003	0.71	1,602,981	5,444	1.35
Total deposits	0.29	3,475,750	2,925	0.33	3,565,004	7,094	0.79
Short-term borrowings and repurchase agreements	0.02	151,260	10	0.02	159,373	8	0.02
Subordinated debentures issued to capital trust	1.73	25,774	111	1.71	25,774	128	1.98
Subordinated notes	5.98	108,913	1,671	6.09	148,113	2,201	5.91

Total interest-bearing liabilities	0.40	3,761,697	4,717	0.50	3,898,264	9,431	0.96
Non-interest-bearing liabilities:
Demand deposits		1,085,781			888,568
Other liabilities		46,319			45,123
Total liabilities		4,893,797			4,831,955
Stockholders’ equity		635,530			634,620
Total liabilities and stockholders’ equity		$5,529,327			$5,466,575

Net interest income:
Interest rate spread	3.21%		$44,923	3.22%		$44,168	3.12%
Net interest margin*				3.36%			3.36%
Average interest-earning assets to average interest-bearing liabilities		140.9%			134.1%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at September 30, 2021, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the three months ended September 30, 2021.

	September 30, 2021(1)	Nine Months Ended September 30, 2021				Nine Months Ended September 30, 2020
		Average		Yield/	Average		Yield/
	Yield/Rate	Balance	Interest	Rate	Balance	Interest	Rate
	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	3.35%	$676,093	$19,211	3.80%	$645,662	$21,949	4.54%
Other residential	4.20	983,564	32,599	4.43	917,778	32,997	4.80
Commercial real estate	4.14	1,560,208	49,917	4.28	1,522,825	52,820	4.63
Construction	4.02	593,774	19,946	4.49	665,567	24,785	4.97
Commercial business	4.36	290,643	11,365	5.23	318,657	10,215	4.28
Other loans	4.78	224,020	8,019	4.79	293,582	12,068	5.49
Industrial revenue bonds	4.43	14,610	548	5.02	15,453	619	5.35

Total loans receivable	4.30	4,342,912	141,605	4.36	4,379,524	155,453	4.74

Investment securities	2.64	442,794	8,655	2.61	422,696	9,226	2.92
Other interest-earning assets	0.15	513,364	465	0.12	227,506	405	0.24

Total interest-earning assets	3.61	5,299,070	150,725	3.80	5,029,726	165,084	4.38
Non-interest-earning assets:
Cash and cash equivalents		98,482			93,493
Other non-earning assets		130,179			155,233
Total assets		$5,527,731			$5,278,452

Interest-bearing liabilities:
Interest-bearing demand and savings	0.13	$2,287,969	3,154	0.18	$1,792,492	5,629	0.42
Time deposits	0.66	1,212,605	7,450	0.82	1,701,383	21,083	1.66
Total deposits	0.29	3,500,574	10,604	0.41	3,493,875	26,712	1.02
Short-term borrowings and repurchase agreements	0.02	147,012	29	0.03	195,459	667	0.46
Subordinated debentures issued to capital trust	1.73	25,774	337	1.75	25,774	511	2.65
Subordinated notes	5.98	135,223	6,060	5.99	104,256	4,633	5.94

Total interest-bearing liabilities	0.40	3,808,583	17,030	0.60	3,819,364	32,523	1.14
Non-interest-bearing liabilities:
Demand deposits		1,047,157			799,594
Other liabilities		44,545			39,983
Total liabilities		4,900,285			4,658,941
Stockholders’ equity		627,446			619,511
Total liabilities and stockholders’ equity		$5,527,731			$5,278,452

Net interest income:
Interest rate spread	3.21%		$133,695	3.20%		$132,561	3.24%
Net interest margin*				3.37%			3.52%
Average interest-earning assets to average interest-bearing liabilities		139.1%			131.7%

*Defined as the Company’s net interest income divided by average total interest-earning assets.

(1)	The yield on loans at September 30, 2021, does not include the impact of the adjustments to the accretable yield (income) on loans acquired in the FDIC-assisted transactions. See “Net Interest Income” for a discussion of the effect on results of operations for the nine months ended September 30, 2021.

NON-GAAP FINANCIAL MEASURES

This document contains certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States (“GAAP”). These non-GAAP financial measures include core net interest income, core net interest margin and the tangible common equity to tangible assets ratio.

We calculate core net interest income and core net interest margin by subtracting the impact of adjustments regarding changes in expected cash flows related to pools of loans we acquired through FDIC-assisted transactions from reported net interest income and net interest margin. Management believes that core net interest income and core net interest margin are useful in assessing the Company’s core performance and trends, in light of the fluctuations that can occur related to updated estimates of the fair value of the loan pools acquired in the 2009, 2011, 2012 and 2014 FDIC-assisted transactions.

In calculating the ratio of tangible common equity to tangible assets, we subtract period-end intangible assets from common equity and from total assets. Management believes that the presentation of this measure excluding the impact of intangible assets provides useful supplemental information that is helpful in understanding our financial condition and results of operations, as it provides a method to assess management’s success in utilizing our tangible capital as well as our capital strength. Management also believes that providing a measure that excludes balances of intangible assets, which are subjective components of valuation, facilitates the comparison of our performance with the performance of our peers. In addition, management believes that this is a standard financial measure used in the banking industry to evaluate performance.

These non-GAAP financial measures are supplemental and are not a substitute for any analysis based on GAAP financial measures. Because not all companies use the same calculation of non-GAAP measures, this presentation may not be comparable to other similarly titled measures as calculated by other companies.

Non-GAAP Reconciliation: Core Net Interest Income and Core Net Interest Margin

	Three Months Ended				Nine Months Ended
	September 30,				September 30,
	2021		2020		2021		2020
	(Dollars in thousands)
Reported net interest income/margin	$44,923	3.36%	$44,168	3.36%	$133,695	3.37%	$132,561	3.52%
Less: Impact of FDIC-assisted acquired loan accretion adjustments	279	0.02	1,229	0.09	1,398	0.03	4,632	0.12
Core net interest income/margin	$44,644	3.34%	$42,939	3.27%	$132,297	3.34%	$127,929	3.40%

Non-GAAP Reconciliation: Ratio of Tangible Common Equity to Tangible Assets

	September 30,	December 31,
	2021	2020
	(Dollars in thousands)
Common equity at period end	$624,641	$629,741
Less: Intangible assets at period end	6,239	6,944
Tangible common equity at period end (a)	$618,402	$622,797

Total assets at period end	$5,451,835	$5,526,420
Less: Intangible assets at period end	6,239	6,944
Tangible assets at period end (b)	$5,445,596	$5,519,476

Tangible common equity to tangible assets (a) / (b)	11.36%	11.28%